Exhibit 99.1

ALICO ANNOUNCES LEADERSHIP CHANGES

FORT MYERS, Fla., April 11, 2019 (GLOBE NEWSWIRE) -- Today, on behalf of the Board of Directors of Alico, Inc. (“Alico” or the “Company”) (Nasdaq “ALCO”), Hank Slack, the Company’s Chairman, was pleased to announce several leadership appointments to take effect on July 1, 2019. John E. Kiernan, who has served as Alico’s Chief Financial Officer for the last four years, will become Chief Executive Officer. Richard Rallo, who has served as Alico’s Chief Accounting Officer for the last two years, will succeed Mr. Kiernan as Chief Financial Officer. Benjamin D. Fishman, who has been on the Board of Alico since 2014, and chair of its Audit Committee, will succeed Mr. Slack as Chairman. Mr. Slack will remain on the Board.

Mr. Slack commented: “It is the right time for these important leadership transitions, and the Board and I are confident that they are made in the best interests of all of Alico shareholders. We have good reason to be pleased with what Alico has accomplished in recent years. Three significant acquisitions have now been fully integrated into the citrus industry leader which Alico is today. The Company is entering into a new phase wherein it is becoming increasingly well positioned to acquire new strategic businesses, expand its citrus operations, reduce debt or return capital to shareholders. I will be pleased to be succeeded as Chairman by my friend, Ben Fishman, whose agricultural expertise, financial acumen and respect for prudent corporate governance on the Alico board these past years have been a significant factor in our success.”

Ben Fishman is a Managing Director of Arlon Group, and acts as Managing Member of 734 Investors, LLC, Alico’s largest shareholder. Arlon Group is a food and agriculture investment firm with a global network that supports investments across the entire food supply chain. Arlon was established by Continental Grain Company (CGC), a more than 200-year-old, family-owned global agribusiness.

“When Arlon invested in Alico in 2014, we believed in the resilience of the Florida citrus industry,” Mr. Fishman stated. “The challenges which Alico has faced since then, including greening, PFD and other diseases and the devastation of Hurricane Irma, have forced the Company to adapt. It has developed stronger customer relationships, improved operations, and continued a divestiture program of low returning assets, while the permitting process for the Alico Dispersed Water Project is completed.”

Ben Fishman further stated that, “The success of Alico in recent years is due in such large part to our employees. The Alico team has literally weathered the storm and emerged stronger and more experienced. The senior executives running the Alico Citrus division are experts in their field. John

Kiernan has been prominent as the CFO and has been instrumental in all of our operations. He has led the team which designed Alico 2.0 and implemented the difficult elements of that restructuring plan. All of us on the Board have the highest respect for John and his abilities. He will be an excellent CEO.”

Since 2015, John Kiernan has led the Alico Finance team as CFO. Before joining Alico, Mr. Kiernan was the CFO of Greenwich Associates, and held senior roles with Global Crossing, Misys plc, IBM and Bear Stearns, Mr. Kiernan commented, “In many important ways, Alico is the same company that our founders established more than a century ago. We are stewards of the Florida land that we own, and we are a leader in our industry. I am grateful to the Board for their confidence in me. All of us on the leadership team remain focused on delivering improved returns to shareholders, and we will continue to depend on Danny Sutton and Chris Moore to lead their teams with our shared commitment to the Company’s success.”

Mr. Kiernan continued, “Richard Rallo has been invaluable to Alico over the past two years as our Chief Accounting Officer, and I am delighted that he will be taking over from me as Alico’s CFO.”

Richard Rallo has been Chief Accounting Officer at Alico since 2017. Mr. Rallo was previously employed as COO and CFO at American Medical Alert Corp., CFO at Tradewell, Inc., and Controller at Connoisseur Communications Partners LP.

About Alico, Inc.
Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq “ALCO”) at www.alicoinc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.
Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Press Contact
John E. Kiernan
Executive Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com